Exhibit 5.1

Sidley Austin Level 10, 7 Macquarie Place Sydney NSW 2000 +61 2 8214 2200 AMERICA • ASIA PACIFIC • EUROPE	MBARILA@SIDLEY.COM +61 2 8214 2260

June 19, 2020

Amcor plc

83 Tower Road North,

Warmley, Bristol, BS30 8XP

United Kingdom

Amcor Finance (USA), Inc.

2801 SW 145th Avenue, Suite 350,

Miramar, Florida 33027

United States

Amcor UK Finance plc

83 Tower Road North,

Warmley, Bristol, BS30 8XP

United Kingdom

Amcor Pty Ltd

Level 11, 60 City Road

Southbank, Victoria 3006

Australia

Bemis Company, Inc.

2301 Industrial Drive,

Neenah, Wisconsin 54956

United States

Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 File No. 333-239060 (the “Registration Statement”) filed by Amcor plc, a public limited company, incorporated in Jersey, Channel Islands (“Amcor plc”), Amcor Finance (USA), Inc., a Delaware corporation (“AFUI”), Amcor UK Finance PLC, a public limited company incorporated in England and Wales (“Amcor UK”), Amcor Pty Ltd, a company incorporated under the laws of the Commonwealth of Australia (“Amcor Pty Ltd”), and Bemis Company, Inc., a Missouri corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to the Registration Statement, the Company is issuing $500,000,000 aggregate principal amount of its 2.630% Senior Notes due 2030 (the “Notes”), which have the benefit of irrevocable and unconditional guarantees as to payment of principal and interest (each, a “Guarantee,” and together the “Guarantees,” and the Guarantees together with the Notes, the “Securities”) by each of Amcor plc, AFUI, Amcor UK and Amcor Pty Ltd (each, a “Guarantor,” and together the “Guarantors”). The Securities are being issued under an indenture, dated June 19, 2020 (the “Indenture”), among the Company, the Guarantors and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”).  The Securities are to be sold pursuant to the Underwriting Agreement, dated June 12, 2020 (the “Underwriting Agreement”), among the Company, the Guarantors and the several underwriters named therein.

Amcor plc
Amcor Finance (USA), Inc.
Amcor UK Finance plc
Amcor Pty Ltd
Bemis Company, Inc.
June 19, 2020

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined the Registration Statement, the Underwriting Agreement, the Indenture, the Notes in global form and the resolutions adopted by the board of directors of AFUI relating to the Registration Statement, the Indentures and the issuance of a Guarantee by AFUI. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of AFUI and other corporate documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to or obtained by us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to or obtained by us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company or the Guanrators.

Based on and subject to the foregoing and the other assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i)	AFUI is a corporation validly existing and in good standing under the laws of the State of Delaware;

(ii)	the Guarantee issued by AFUI has been duly authorized by AFUI;

Amcor plc
Amcor Finance (USA), Inc.
Amcor UK Finance plc
Amcor Pty Ltd
Bemis Company, Inc.
June 19, 2020

(iii)	the Notes, when duly authenticated by the Trustee and executed, issued and delivered by the Company against payment of the purchase price therefor pursuant to the Underwriting Agreement and the Indenture, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms; and

(iv)	when the Notes are duly authenticated by the Trustee and issued and delivered by the Company against payment of the purchase price therefor pursuant to the Underwriting Agreement and the Indenture, each Guarantee will constitute the valid and legally binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms and will be entitled to the benefits of the Indenture.

In rendering our opinion set forth in paragraph (i) above, we have relied solely upon a certificate or certificates, as the case may be, of a governmental authority or official.

Our opinion is subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument, (ii) such Instrument has been duly authorized, executed and delivered by each party thereto and (iii) such Instrument was at all times and is a valid, binding and enforceable agreement or obligation, as the case may be, of each party thereto, provided that we make no such assumption insofar as any of the foregoing matters is expressly covered by our opinions in paragraphs (i)–(iv) above.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (excluding the securities laws of the State of New York).

Amcor plc
Amcor Finance (USA), Inc.
Amcor UK Finance plc
Amcor Pty Ltd
Bemis Company, Inc.
June 19, 2020

We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws, or as to the municipal laws or the laws, rules or regulations of any local agencies or governmental authorities of or within the State of New York, or in each case as to any matters arising thereunder or relating thereto.

We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof and its incorporation by reference in the Registration Statement and to the use of this firm’s name under the caption “Legal Matters” in the Prospectus Supplement which is part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Sidley Austin LLP